Exhibit 4.1

SHARE REPURCHASE PLAN

Capitalized terms not defined herein are as set forth in our most recent prospectus filed with the Securities and Exchange Commission.

General

While you should view your investment as long-term with limited liquidity, we have adopted a share repurchase plan, whereby on a monthly basis, stockholders may request that we repurchase all or any portion of their shares. Due to the illiquid nature of investments in real estate, we may not have sufficient liquid resources to fund repurchase requests. In addition, we have established limitations on the amount of funds we may use for repurchases during any calendar month and quarter. See “—Repurchase Limitations” below.

You may request that we repurchase shares of our common stock through your financial advisor or directly with our transfer agent. The procedures relating to the repurchase of shares of our common stock are as follows:

•Under our share repurchase plan, to the extent we choose to repurchase shares in any particular month we will only repurchase shares as of the opening of the last calendar day of that month (a “Repurchase Date”). To have your shares repurchased, your repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share repurchases will be made within three business days of the Repurchase Date; provided that settlements for non-U.S. accounts may take up to five business days. Repurchase requests received and processed by our transfer agent will be effected at a repurchase price equal to the transaction price on the applicable Repurchase Date (which will generally be equal to our prior month’s NAV per share), subject to any Early Repurchase Deduction.
•A stockholder may withdraw his or her repurchase request by notifying the transfer agent, directly or through the stockholder’s financial intermediary, on our toll-free, automated telephone line, (833) 625-7348. The line is open on each business day between the hours of 9:00 a.m. and 6:00 p.m. (Eastern time). Repurchase requests must be cancelled before 4:00 p.m. (Eastern time) on the last business day of the applicable month.
•If a repurchase request is received after 4:00 p.m. (Eastern time) on the second to last business day of the applicable month, the purchase order will be executed, if at all, on the next month’s Repurchase Date at the transaction price applicable to that month (subject to any Early Repurchase Deduction), unless such request is withdrawn prior to the repurchase. Repurchase requests received and processed by our transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day.
•Repurchase requests may be made by mail or by contacting your financial intermediary, both subject to certain conditions described in this share repurchase plan. If making a repurchase request by contacting your financial intermediary, your financial intermediary may require you to provide certain documentation or information. If making a repurchase request by mail to the transfer agent, you must complete and sign a repurchase authorization form, which can be found in our share repurchase plan. Written requests should be sent to the transfer agent at the following address:

SS&C GIDS, Inc.
P.O. Box 219663
Kansas City, MO 64121

Overnight Address:
SS&C GIDS, Inc.
430 W 7th St. Suite 219349

Kansas City, MO 64105

Toll Free Number: (833) 625-7348

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.

•For processed repurchases, stockholders may request that repurchase proceeds are to be paid by mailed check provided that the amount is less than $100,000 and the check is mailed to an address on file with the transfer agent for at least 30 days.
•Processed repurchases of more than $100,000 will be paid only via wire transfer. For this reason, stockholders who own more than $100,000 of our common stock must provide wiring instructions for their brokerage account or designated U.S. bank account. Stockholders who own less than $100,000 of our common stock may also receive repurchase proceeds via wire transfer, provided the payment amount is at least $2,500. For all repurchases paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the stockholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating your bank or brokerage account on file. Funds will be wired only to U.S. financial institutions (ACH network members).
•A medallion signature guarantee will be required in certain circumstances. The medallion signature process protects stockholders by verifying the authenticity of a signature and limiting unauthorized fraudulent transactions. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions which are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. We reserve the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. We may require a medallion signature guarantee if, among other reasons: (1) the amount of the repurchase request is over $500,000; (2) you wish to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than your address of record for the past 30 days; or (3) our transfer agent cannot confirm your identity or suspects fraudulent activity.
•If a stockholder has made multiple purchases of shares of our common stock, any repurchase request will be processed on a first in/first out basis unless otherwise requested in the repurchase request.

Minimum Account Repurchases

In the event that any stockholder fails to maintain the minimum balance of $500 of shares of our common stock, we may repurchase all of the shares held by that stockholder at the repurchase price in effect on the date we determine that the stockholder has failed to meet the minimum balance, less any Early Repurchase Deduction. Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in our NAV. Minimum account repurchases are subject to Early Repurchase Deduction.

Sources of Funds for Repurchases

We may fund repurchase requests from sources other than cash flow from operations, and we have no limits on the amounts we may pay from such sources.

In an effort to have adequate cash available to support our share repurchase plan, we may reserve borrowing capacity under the line of credit we obtained pursuant to the Affiliate Line of Credit. We could then elect to borrow against this line of credit in part to repurchase shares presented for repurchase during periods when we do not have sufficient proceeds from operating cash flows or the sale of shares to fund all repurchase requests. We expect that our line of credit under the Affiliate Line of Credit will afford us borrowing availability to fund repurchases. As our assets increase, however, it may not be commercially feasible to repurchases under such line of credit, and we may not be able to secure another line of credit of sufficient size. Moreover, actual availability may be reduced at any given time if we use borrowings under the line of credit to fund repurchases or for other corporate purposes.

Repurchase Limitations

We may repurchase fewer shares than have been requested in any particular month to be repurchased under our share repurchase plan, or none at all, in our discretion at any time. In addition, the total amount of aggregate repurchases of shares of our common stock will be limited to no more than 2% of our aggregate NAV attributable to our stockholders per month (measured using the aggregate NAV attributable to our stockholders as of the end of the immediately preceding month) and no more than 5% of our aggregate NAV attributable to our stockholders per calendar quarter (measured using the aggregate NAV attributable to our stockholders as of the end of the immediately preceding quarter) (the “2% and 5% limits”).

With respect to the 2% and 5% limits described above, (i) provided that the share repurchase plan has been operating and not suspended for the first month of a given quarter and that all properly submitted repurchase requests were satisfied, any unused capacity for that month will carry over to the second month, and (ii) provided that the share repurchase plan has been operating and not suspended for the first two months of a given quarter and that all properly submitted repurchase requests were satisfied, any unused capacity for those two months will carry over to the third month. In no event will such carry-over capacity permit the repurchase of shares with aggregate value (based on the repurchase price per share for the month the repurchase is effected) in excess of 5% of the aggregate NAV attributable to our stockholders as of the last calendar day of the previous calendar quarter (provided that for these purposes repurchases may be measured on a net basis as described in the paragraph below).

We measure the foregoing repurchase limitations based on net repurchases during a month or quarter, as applicable, and as described below. The term “net repurchases” means, during the applicable period, the excess of our capital outflows over our capital inflows. The term “capital outflows” means share repurchases under our share repurchase plan in a given period. The term “capital inflows” means proceeds from share subscriptions received in a given period that are accepted as of the first calendar day of the next month, plus purchases pursuant to our distribution reinvestment plan. Thus, for any given calendar quarter, the maximum amount of repurchases during that quarter will be equal to (1) 5% of the aggregate NAV attributable to our stockholders as of the last calendar day of the previous calendar quarter, plus (2) capital inflows during such calendar quarter. The same would apply for a given month, except that repurchases in a month would be subject to the 2% limit described above (subject to potential carry-over capacity), and netting would be measured on a monthly basis.

With respect to future periods, our board of directors may choose whether the limitations will be applied to “gross repurchases” rather than to net repurchases. If repurchases for a given month or quarter are measured on a gross basis rather than on a net basis, the repurchase limitations would limit the amount of shares repurchased in a given month or quarter without regard to any capital inflows for that month or quarter. In order for our board of directors to change the application of the limitations from net repurchases to gross repurchases or vice versa, we will provide notice to stockholders in a prospectus supplement or special or periodic report filed by us, as well as in a press release or on our website, at least 10 days before the first business day of the quarter for which the new test will apply. The determination to measure repurchases on a gross basis or net basis will only be made for an entire quarter, and not particular months within a quarter.

If the transaction price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no repurchase requests will be accepted for such month and stockholders who wish to have their shares repurchased the following month must resubmit their repurchase requests.

Should repurchase requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on us as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than repurchasing our shares is in the best interests of us as a whole, we may choose to repurchase fewer shares in any particular month than have been requested to be repurchased, or none at all. Furthermore, our board of directors may agree for the benefit of one or more of our stockholders to restrict repurchases in a manner that is intended to permit us to be treated as a “domestically controlled” REIT within the meaning of Section 897(h)(4)(B) of the Code. In addition, our board of directors may modify or suspend our share repurchase plan if it deems such action to be in our best interest and the best interest of our stockholders.

In the event that we determine to repurchase some but not all of the shares submitted for repurchase during any month, shares submitted for repurchase during such month will be repurchased on a pro rata basis after we have repurchased all shares for which repurchase has been requested due to death, disability or divorce and other limited exceptions. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share repurchase plan, as applicable.

Material modifications, including any amendment to the 2% monthly or 5% quarterly limitations on repurchases, to and suspensions of the share repurchase plan will be promptly disclosed to stockholders in a prospectus supplement (or post-effective amendment if required by the Securities Act) or special or periodic report filed by us. Material modifications will also be disclosed on our website. In addition, we may determine to suspend the share repurchase plan due to regulatory changes, changes in law or if we become aware of undisclosed material information that we believe should be publicly disclosed before shares are repurchased. Once the share repurchase plan is suspended, our board of directors must affirmatively authorize the recommencement of the plan before stockholder requests will be considered again. Upon a suspension of our share repurchase plan, our board of directors will consider at least quarterly whether the continued suspension of our share repurchase plan remains in our best interest and the best interest of our stockholders. However, our board of directors is not required to authorize the recommencement of our share repurchase plan within any specified period of time. Our board of directors may also determine to terminate our share repurchase plan if required by applicable law or in connection with a transaction in which our stockholders receive liquidity for their shares of our common stock, such as a sale or merger of our company or listing of our shares on a national securities exchange.

Early Repurchase Deduction

There is no minimum holding period for shares of our common stock and stockholders can request that we repurchase their shares at any time. However, subject to limited exceptions, shares that have not been outstanding for at least one year will be repurchased at 98% of the transaction price. This Early Repurchase Deduction will also generally apply to minimum account repurchases. The one-year holding period for the early repurchase deduction payable with respect to shares that have not been outstanding for at least one year will be measured as of the subscription closing date immediately following the prospective repurchase date. The Early Repurchase Deduction will not apply to shares acquired through our distribution reinvestment plan, to shares the Adviser elects to receive instead of cash in respect of its management fee or to shares issued to the Brookfield Investor in exchange for Class E units of the Operating Partnership units issued to Brookfield in connection with the contribution of the Brookfield Portfolio.

The Early Repurchase Deduction will inure indirectly to the benefit of our remaining stockholders and is intended to offset the trading costs, market impact and other costs associated with short-term trading in our common stock. We may, from time to time, waive the Early Repurchase Deduction in the following circumstances:

•repurchases resulting from death, qualifying disability or divorce; or
•in the event that a stockholder’s shares are repurchased because the stockholder has failed to maintain the $500 minimum account balance.

As set forth above, we may waive the Early Repurchase Deduction in respect of repurchase of shares resulting from the death of a stockholder who is a natural person, subject to the conditions and limitations described above, including shares held by such stockholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust. We must receive the written repurchase request within 12 months after the death of the stockholder in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death of a stockholder. Such a written request must be accompanied by a certified copy of the official death certificate of the stockholder. If spouses are joint registered holders of shares, the request to have the shares repurchased may be made if either of the registered holders dies. If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of repurchase upon death does not apply.

Furthermore, as set forth above, we may waive the Early Repurchase Deduction in respect of repurchase of shares held by a stockholder who is a natural person who is deemed to have a qualifying disability (as such term is defined in Section 72(m)(7) of the Code), subject to the conditions and limitations described above, including shares held by such stockholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from such stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the stockholder became a stockholder. We must receive the written repurchase request within 12 months of the initial determination of the stockholder’s disability in order for the stockholder to rely on any of the waivers described above that may be granted in the event of the disability of a stockholder. If spouses are joint registered holders of shares, the request to have the shares repurchased may be made if either of the registered holders acquires a qualifying disability. If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of repurchase upon disability does not apply.

In addition, as set forth above, we may waive the Early Repurchase Deduction in respect of repurchase of shares resulting from the divorce of a stockholder who is a natural person, subject to the conditions and limitations described above, including shares held by such stockholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, after receiving written notice from the stockholder of the divorce and the stockholder’s instructions to effect a transfer of the shares (through the repurchase of the shares by us and the subsequent purchase by the stockholder) to a different account held by the stockholder (including trust or an individual retirement account or other retirement or profit-sharing plan). We must receive the written repurchase request within 12 months after the divorce of the stockholder in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the divorce of a stockholder. If the stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of repurchase upon divorce does not apply.

In addition, shares of our common stock are sold to certain feeder vehicles primarily created to hold our shares that in turn offer interests in such feeder vehicles to non-U.S. persons. For such feeder vehicles and similar arrangements in certain markets, we may not apply the Early Repurchase Deduction to the feeder vehicles or underlying investors, often because of administrative or systems limitations.

Items of Note

When you make a request to have shares repurchased, you should note the following:

•if you are requesting that some but not all of your shares be repurchased, keep your balance above $500 to avoid minimum account repurchase, if applicable;
•you will not receive interest on amounts represented by uncashed repurchase checks;
•under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld; and
•all shares of our common stock requested to be repurchased must be beneficially owned by the stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the stockholder of record of the shares or his or her estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, we may ask the requesting party to provide evidence satisfactory to us that the shares requested for repurchase are not subject to any liens or encumbrances. If we determine that a lien exists against the shares, we will not be obligated to repurchase any shares subject to the lien.

IRS regulations require us to determine and disclose on Form 1099-B the adjusted cost basis for shares of our stock sold or repurchased. Although there are several available methods for determining the adjusted cost basis, unless you elect otherwise, which you may do by checking the appropriate box on the subscription agreement or calling our customer service number at (833) 625-7348, we will utilize the first-in-first-out method.

Frequent Trading and Other Policies

We may reject for any reason, or cancel as permitted or required by law, any purchase orders for shares of our common stock. For example, we may reject any purchase orders from market timers or investors that, in our opinion, may be disruptive to our operations. Frequent purchases and sales of our shares can harm stockholders in various ways, including reducing the returns to long-term stockholders by increasing our costs, disrupting portfolio management strategies and diluting the value of the shares of long-term stockholders.

In general, stockholders may request that we repurchase their shares of our common stock once every 30 days. However, we prohibit frequent trading. We define frequent trading as follows:

•any stockholder who requests that we repurchase its shares of our common stock within 30 calendar days of the purchase of such shares;
•transactions deemed harmful or excessive by us (including, but not limited to, patterns of purchases and repurchases), in our sole discretion; and
•transactions initiated by financial advisors, among multiple stockholder accounts, that in the aggregate are deemed harmful or excessive.

The following are excluded when determining whether transactions are excessive:

•purchases and requests for repurchase of our shares in the amount of $2,500 or less;
•purchases or repurchases initiated by us; and
•transactions subject to the trading policy of an intermediary that we deem materially similar to our policy.

At our discretion, upon the first violation of the policy in a calendar year, purchase and repurchase privileges may be suspended for 90 days. Upon a second violation in a calendar year, purchase and repurchase privileges may be suspended for 180 days. On the next business day following the end of the 90 or 180 day suspension, any transaction restrictions placed on a stockholder may be removed.

Mail and Telephone Instructions

We and our transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized stockholder transactions if they reasonably believe that such instructions were genuine. We and our transfer agent have established reasonable procedures to confirm that instructions are genuine including requiring the stockholder to provide certain specific identifying information on file and sending written confirmation to stockholders of record no later than five days following execution of the instruction. Stockholders, or their designated custodian or fiduciary, should carefully review such correspondence to ensure that the instructions were properly acted upon. If any discrepancies are noted, the stockholder, or its agent, should contact his, her or its financial advisor as well as our transfer agent in a timely manner, but in no event more than 60 days from receipt of such correspondence. Failure by the stockholder or its agent to notify such entities in a timely manner will relieve us, our transfer agent and the financial advisor of any liability with respect to the discrepancy.